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                                                                    Exhibit 10.6

                                LICENSE AGREEMENT

                                     BETWEEN

                          BRISTOL-MYERS SQUIBB COMPANY

                                       AND

                              NEOTHERAPEUTICS INC.

                                   DATED AS OF

                                OCTOBER 24, 2001


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                                LICENSE AGREEMENT

       THIS LICENSE AGREEMENT (this "Agreement"), dated as of October 24, 2001 is entered into by and between Bristol-Myers Squibb Company, a corporation organized and existing under the laws of the State of Delaware, having offices at P.O. Box 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates ("BMS"), and NeoTherapeutics Inc., a corporation organized and existing under the laws of Delaware, having offices at 157 Technology Drive, Irvine, California 92618 ("NeoTherapeutics").

                             PRELIMINARY STATEMENTS

       A. BMS has developed, is the owner of and has all right, title and interest in and to certain valuable technology, including know-how and patents or patent applications, for the treatment of diseases and conditions in humans.

       B. NeoTherapeutics is interested in developing and commercializing such technology and desires to obtain a license from BMS to manufacture, market and sell products using such technology in the Territory.

       C. BMS is willing to grant such license to NeoTherapeutics on the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

       1. DEFINITIONS.

       As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

              1.1 "Affiliate", with respect to any Party, shall mean any Person controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

              1.2 "Effective Date" shall have the meaning assigned thereto in
Section 5.1.

              1.3 "FDA" shall mean the U.S. Food and Drug Administration, or the successor thereto.

              1.4 "First Commercial Sale" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product in a country in the Territory after all required marketing and pricing approvals have been granted, or otherwise permitted, by the


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governing health authority of such country. "First Commercial Sale" shall not include the sale of any Product for use in clinical trials or for compassionate use.

              1.5 "Generic Product" shall mean, on a country-by-country basis, a product marketed by an unlicensed Third Party or Parties in such country in competition with any Product.

              1.6 "Improvement" shall mean any new or useful invention, process or improvement, patentable or unpatentable, relating to or arising from the Licensed Technology, conceived or first reduced to practice or demonstrated to have utility by NeoTherapeutics, its Affiliates or sublicensees, either alone, jointly with a Third Party or jointly with BMS, during the term of this Agreement, including, without limitation, any Products developed and marketed by NeoTherapeutics, its Affiliates or sublicensees.

              1.7 "IND" shall mean an investigational new drug application filed with the FDA.

              1.8 "Know-How" shall mean any and all technical data, information, material and other know-how, if any, currently owned by BMS that is necessary or useful to practice the Patents.

              1.9 "Licensed Technology" shall mean the Patents set forth in Exhibit A, the Material and, with respect to each Patent, the Know-How that is necessary or useful to practice such Patent, collectively. When no Patent(s) is specified, "Licensed Technology" shall mean all of the Patents, Material and Know-How, collectively.

              1.10 "Major Market" shall mean each of France, Germany, Japan, Italy, Spain, the United Kingdom and the United States.

              1.11 "Material" shall mean the culture from the American Type Culture Collection identified by accession number ATCC 39417.

              1.12 "Net Sales" shall mean, with respect to any Product, the gross amount invoiced for such Product by NeoTherapeutics, its Affiliates, and sublicensees to Third Parties, less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates (including, without limitation, promotional or similar allowances) actually allowed or given; (ii) freight, postage, shipping, insurance and transportation expenses and similar charges (in each instance, if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, defects or recalls of such Product, outdated or returned Product, or because of rebates or retroactive price reductions; and (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Such amounts shall be determined from the books and records of NeoTherapeutics, its Affiliates or its sublicensees, maintained in accordance with the reasonable accounting principles used by such entity, consistently applied.

       In the event that a Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (calculated using the standard Net Sales definition) during the applicable royalty reporting period by the fraction A/A+B, where A is the average sale price of the Product when sold separately in finished form and B is the


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average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product (calculated using the standard Net Sales definition) by the fraction C/C+D, where C is the fair market value of the Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. In such event, NeoTherapeutics shall in good faith make a determination of the respective fair market values of the Product and all other pharmaceutical products included in the Combination Product, and shall notify BMS of such determination and provide BMS with data to support such determination. BMS shall have the right to review such determination and supporting data. If BMS disagrees with such determination, BMS shall notify NeoTherapeutics of such disagreement within 30 days following receipt by BMS of the fair market values determination made by NeoTherapeutics. If the Parties cannot reach agreement as to fair market values within 30 days from the date upon of BMS advises NeoTherapeutics of the disagreement as to fair market values, an independent expert shall be selected by NeoTherapeutics with the consent of BMS (which consent will not be unreasonably withheld) to make the determination of fair market values. The independent expert shall render a determination within 10 days of appointment.

       As used above, the term "Combination Product" shall mean any pharmaceutical product which comprises the Product and any other active compounds and/or ingredients.

              1.13 "Party" shall mean BMS or NeoTherapeutics and, when used in the plural, shall mean BMS and NeoTherapeutics.

              1.14 "Patents" shall mean all patents and patent applications throughout the Territory, and any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues or extensions thereof, which are (i) at present owned or controlled by BMS and are set forth in Exhibit A, or (ii) are owned or controlled by NeoTherapeutics, jointly by BMS and NeoTherapeutics, or jointly by a Third Party and NeoTherapeutics, as the case may be, and cover any Improvements.

              1.15 "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

              1.16 "Product" shall mean any pharmaceutical formulation developed by NeoTherapeutics, its Affiliates or sublicensees during the term of this Agreement, the manufacture, use or sale of which is either: (i) based upon or derived from any of the Know-How; or (ii) covered by one or more Patents and, but for this Agreement, would constitute an infringement of a Valid Claim thereof.

              1.17 "Results" shall mean any and all technical data, information, material and other know-how, whether patentable or not, including but not limited to analytical methodology,


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chemical, toxicological, pharmacological and clinical data, formulae, procedures, drafts and/or protocols, techniques, and results of experimentation and testing, developed or acquired by NeoTherapeutics, its Affiliates or sublicensees during the term of this Agreement which relate to the Licensed Technology, except Improvements. "Results" shall include data and information generated for the purpose of obtaining marketing approvals of the Products in any country in the Territory. The Results shall be owned by NeoTherapeutics.

              1.18 "Royalty Term" shall mean, with respect to each Product in each country in the Territory, the period of time commencing on the Effective Date and ending on the date that is the latest of (i) 10 years from the date of the First Commercial Sale of such Product in such country, or (ii) the expiration of the last to expire of the Valid Claims necessary for the manufacture, use and sale of such Product in such country.

              1.19 "Territory" shall mean the world.

              1.20 "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

              1.21 "Valid Claim" shall mean a claim of any Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

       2. EXCHANGE OF DATA AND MATERIALS.

              2.1 Licensed Technology. As soon as practicable after the Effective Date, but in any event within 90 days thereafter, BMS shall deliver to NeoTherapeutics copies of all data, studies and materials comprising the Licensed Technology then in the possession of or reasonably available to BMS. Apart from the obligation set forth in the foregoing sentence, BMS shall have no obligation to provide any scientific, technical or other consulting or assistance of any kind to NeoTherapeutics with respect to the Licensed Technology.

              2.2 Transfer of INDs. Promptly after the Effective Date, but in any event within 90 days thereafter, BMS shall transfer to NeoTherapeutics ownership of all INDs and other regulatory filings, if any, filed by BMS with respect to any products based upon, derived from or related to any of the Know-How or covered by one or more Patents. In addition to such transfer, BMS shall deliver to NeoTherapeutics copies of all material correspondence in its possession directly related to such transferred INDs, including, without limitation, such correspondence to and from the FDA. All INDs and other regulatory filings filed with respect to any Products after the Effective Date shall be owned by NeoTherapeutics.

              2.3 Access to Material. As soon as practicable after the Effective Date, but in any event within 90 days thereafter, BMS shall provide to NeoTherapeutics any Material then in the possession of or reasonably available to BMS. EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN, THE MATERIAL IS PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY


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IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR
ANY WARRANTY THAT THE USE OF THE MATERIAL WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

              2.4 Exceptions and Limitations. All of the information exchanged by the Parties pursuant to this Section 2 shall be deemed to be Confidential Information and shall be subject to the confidentiality provisions of Section 11.

       3. DEVELOPMENT AND COMMERCIALIZATION.

              3.1 Development Obligations. NeoTherapeutics shall, at its own expense, use commercially reasonable efforts to develop Products, which efforts shall include the performance of all studies necessary to obtain approval for at least one indication of such Products from governmental agencies in at least one Major Market where governmental approval is necessary in order to market such indications of such Products.

              3.2 Conduct of Development by NeoTherapeutics. During the term of this Agreement, NeoTherapeutics shall:

                     (a) undertake its development obligations, as set forth in this Agreement, and such other activities which are reasonably contemplated to be necessary for the commercial success of the Products;

                     (b) conduct all research pursuant to this Agreement in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory or clinical practices to attempt to achieve its objectives efficiently and expeditiously;

                     (c) within 60 days following the end of each twelve-month period during the term of this Agreement, furnish BMS with written status reports, in summary form, on all NeoTherapeutics activities under this Agreement during such twelve-month period;

                     (d) file for marketing approval following the completion of the development of any Product in all Major Markets; and

                     (e) allow representatives of BMS, upon reasonable notice and during normal business hours, to visit the facilities where the research is being conducted; provided that such visits shall not be made more than one time per calendar year.

              3.3 Records. NeoTherapeutics shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results (including, without limitation, the Results) achieved in the performance of its development obligations under this Agreement (including all data in the form required under all applicable laws and regulations).


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              3.4 Commercialization Responsibilities. During the term of this
Agreement, following the completion of the development of any Product, NeoTherapeutics and/or its Affiliates or sublicensees shall:

                     (a) Market and sell such Product under a trademark or trademarks owned or acquired by NeoTherapeutics. NeoTherapeutics shall be solely responsible for all matters relating to such trademark(s), including without limitation the registration, maintenance and prosecution of such trademark(s) in each country in the Territory where such Product is being marketed and sold. NeoTherapeutics shall bear all liability of any kind with respect to such trademark(s) and the use of such trademark(s) by NeoTherapeutics, its Affiliates and its sublicensees.

                     (b) Promptly provide BMS with a copy of all reasonably material correspondence to or from health authorities in any country in the Territory relating to any material development affecting such Product (including both its approval and labeling), and, within one month of receipt by NeoTherapeutics, its Affiliates or sublicensees, NeoTherapeutics shall provide, or cause its Affiliates or sublicensees to provide, BMS with copies of all approvals and labeling changes received from the health authorities in any country in the Territory.

                     (c) Initiate a commercial launch and diligently promote the sale of such Product in each Major Market as soon as practicable after: (i) receiving all governmental approvals (including reimbursement price approval, if any) necessary to market and sell such Product in such Major Market; and (ii) NeoTherapeutics reasonably and in good faith determines it can profitably market such Product in such Major Market. In the event NeoTherapeutics (i) determines it can not profitably market such Product in such Major Market, or (ii) has not initiated the commercial launch and diligent promotion of the sale of such Product in such Major Market; in either case, within one year of receiving all governmental approvals (including reimbursement pricing approval, if any, and any appeals or other similar proceedings with respect thereto) necessary to market and sell such Product in such Major Market, then, at the request of BMS,
(x) NeoTherapeutics shall grant BMS an exclusive, royalty-free, perpetual license (with the unrestricted right to grant sublicenses) to exploit the Improvements to develop, use, make, have made, import, register, market, distribute and sell such Product in such Major Market, (y) NeoTherapeutics shall transfer to BMS all approvals necessary or useful for the commercial launch and/or promotion of the sale of such Products in such Major Market, and (z) the license and rights granted to NeoTherapeutics and its sublicenses under Sections
4.1 and 4.2 shall terminate as to such Product in such Major Market.

       4. GRANT OF LICENSE AND OTHER RIGHTS.

              4.1 License Grant. Subject to the terms and conditions of this Agreement, BMS hereby grants to NeoTherapeutics an exclusive right and license under the Licensed Technology, to make, have made, use, offer to sell, sell and have sold Products in the Territory. BMS shall retain no right to use the Licensed Technology to make, use or sell Products in the Territory; provided, that BMS shall retain all rights to exploit the Licensed Technology to develop, use, make, have made, import, register, market, distribute and sell any product in the Territory that is not a Product.

              4.2 Right to Sublicense.


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                     (a) Subject to Sections 4.2(b) and (c), NeoTherapeutics
shall have the right to grant sublicenses, without restriction on use, to Third Parties under the rights and licenses granted to NeoTherapeutics under this Agreement. In the event of any such sublicensing, within 30 days of the effective date of each sublicense (or modification of a sublicense) NeoTherapeutics shall submit to BMS a copy of such sublicense (or modification thereof) and evidence acceptable to BMS of such sublicensee's insurance coverage (such insurance coverage to be in accordance with Section 10.5).

                     (b) NeoTherapeutics shall be primarily responsible for all payments due and the making of reports under this Agreement by its sublicensees and shall guarantee their compliance with all applicable terms of this Agreement. Each prospective sublicensee shall agree in writing (i) to maintain insurance coverage at the same levels and on the same terms and conditions as set forth in Section 10.5, which insurance shall name BMS as an additional insured and (ii) to keep books and records and permit BMS to review such books and records pursuant to Sections 6.3, 6.4 and 6.5 and to observe all other applicable terms of this Agreement.

                     (c) In the event of a breach by a sublicensee of NeoTherapeutics in the observance of applicable terms of this Agreement, BMS shall be entitled to proceed, at the sole discretion of BMS, against such sublicensee and/or NeoTherapeutics to enforce this Agreement. In furtherance of the foregoing and the rights of BMS thereunder, each sublicense granted by NeoTherapeutics pursuant to this Section 4.2 shall explicitly provide that BMS is a third party beneficiary of such sublicense.

       5. INITIAL PAYMENT; ROYALTIES.

              5.1 Initial Payment. In partial consideration of the right and license granted by BMS to NeoTherapeutics under this Agreement, NeoTherapeutics shall pay BMS a license fee of $100,000 within 10 days after the date of this Agreement (the date on which such payment is made, the "Effective Date"). Notwithstanding any other provision of this Agreement, such fee shall be non-refundable and non-creditable against any other payments to be made by NeoTherapeutics under this Agreement.

              5.2 Milestone Payments. As further consideration of the right and license granted by BMS to NeoTherapeutics under this Agreement, NeoTherapeutics shall pay to BMS the following non-refundable milestone payments upon the first occurrence of each event set forth below with respect to a Product:

                     (a) a one-time payment of $200,000 upon the commencement of Phase III clinical trials (enrollment of the first patient);

                     (b) a one-time payment of $200,000 upon the first filing of a new drug application with either the FDA or any equivalent foreign regulatory authority, which ever occurs first; and


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                     (c) a one-time payment of $500,000 upon first receipt of
approval of a new drug application by either the FDA or any equivalent foreign regulatory authority, whichever occurs first.

Each of the milestone payments required pursuant to this Section 5.2 shall be paid within 10 days after such milestone has been achieved.

              5.3 Royalties. In further consideration of the right and license granted by BMS to NeoTherapeutics under this Agreement, subject to Sections 5.5 and 8.1(b), during the Royalty Term, NeoTherapeutics shall pay to BMS a royalty on Net Sales of Products commencing on the First Commercial Sale of any Product by NeoTherapeutics, its Affiliates or its sublicensees in any country in the Territory, with respect to Products covered by Licensed Technology, at the rate of 10%.

              5.4 Third Party Royalties. NeoTherapeutics, at its sole expense, shall pay all royalties accruing to any Third Party after the Effective Date that result from NeoTherapeutics's or its Affiliates' or sublicensees' activities and that NeoTherapeutics determines, in its reasonable business judgment, are necessary in order to exercise NeoTherapeutics's rights hereunder to make, have made, use, sell or have sold any Product (all such royalties, "Third Party Royalties").

              5.5 Reduction for Generic Competition. With respect to any country in the Territory where a Product is a Generic Product, the royalties payable to BMS under Section 5.2 with respect to Net Sales of such Product in such country shall be reduced. The amount of such reduction shall be determined by reference to the following table and the market penetration, which Third Party or Parties have, in the aggregate, achieved through sales of such Generic Product, shown as a percentage of the unit volume of sales for such Product in any calendar quarter in such country, as measured by IMS, commencing with the calendar quarter during which such Product first becomes a Generic Product in such country. Such reduction shall be in lieu of any other reduction with respect to such royalties under this Agreement to which NeoTherapeutics otherwise would be entitled.

              MARKET PENETRATION                       ROYALTY REDUCTION
              ------------------                       -----------------
                     20%                                      50%
                     30%                                      75%
                     40%                                     100%

              5.6 Obligation to Pay Royalties. There shall be no obligation to pay royalties to BMS under this Section 5 on sales of Products among NeoTherapeutics, its Affiliates and its sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by NeoTherapeutics, its Affiliates or its sublicensees to unrelated Third Parties.

       6. PAYMENTS AND REPORTS.


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              6.1 Payment. All royalty payments payable to BMS under this
Agreement shall be paid quarterly within 60 days of the end of each calendar quarter. Each such payment shall be accompanied by a statement, Product-by-Product and country-by-country of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales.

              6.2 Mode of Payment. NeoTherapeutics shall make all payments required under this Agreement as directed by BMS from time to time in U.S. Dollars. Whenever for the purpose of calculating royalties, conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange published in The Wall Street Journal, Eastern U.S. edition, for the last business day of the calendar quarter in which such sales were made.

              6.3 Records Retention. NeoTherapeutics, its Affiliates and its sublicensees shall keep complete and accurate records (specifically including originals or copies of documents supporting entries in the books of account) pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit BMS to confirm the accuracy of royalty calculations hereunder.

              6.4 Audit Request. At the request of BMS, NeoTherapeutics, its Affiliates and its sublicensees shall permit an independent certified public accountant appointed by BMS, at reasonable times and upon reasonable notice (but in no event more than once per calendar year), to examine those records and all other material documents relating to or relevant to Net Sales in the possession or control of NeoTherapeutics, its Affiliates or its sublicensees, for a period of three years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or
(ii) obtain information as to the royalties payable for any calendar quarter in the case of NeoTherapeutics's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to BMS any information other than information relating to said reports, royalties, and payments. The results of any such examination shall be made available to both Parties. BMS shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of NeoTherapeutics or its Affiliates or its sublicensees, it is shown that NeoTherapeutics's royalty payments under this Agreement were less than the amount which should have been paid, then NeoTherapeutics shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 15 days after demand of BMS therefor. Furthermore, if the royalty payments made by NeoTherapeutics were less than 95% of the amount of royalty payments which should have been paid with respect to the period in question, NeoTherapeutics shall also reimburse BMS for the cost of such examination.

              6.5 Taxes. All payments due under this Agreement shall be paid in full without deduction except for withholding taxes, if any, required by law in any country in the Territory with respect to such payment. In the event that NeoTherapeutics is required to withhold any tax to the revenue authorities in any country in the Territory regarding any payment to BMS due to the laws of such country, such amount shall be deducted by NeoTherapeutics, and it shall notify BMS and promptly furnish BMS with copies of any tax certificate or other documentation evidencing such withholding.


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              6.6 Interest on Late Payments. NeoTherapeutics shall pay interest on any payment to BMS under this Agreement that is not made by the date due hereunder at a rate equal to the prime rate plus 2%, compounded quarterly, obtained from The Wall Street Journal, Eastern U.S. edition, on the business day next preceding the date such payment was due, from such date until payment in full has been made.

       7. REPRESENTATIONS AND WARRANTIES.

              7.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iv) to the knowledge of BMS (without any obligation to conduct any inquiry), the information delivered to NeoTherapeutics pursuant to Sections 2.1 and 2.2, as and when delivered, is true and correct in all material respects.

              7.2 BMS Disclaimer of All Representations and Warranties. EXCEPT AS SET FORTH IN SECTION 7.1, BMS DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, WITH RESPECT TO THE LICENSED TECHNOLOGY, THE PRODUCTS OR ANY MATERIALS TRANSFERRED TO NEOTHERAPEUTICS UNDER THIS AGREEMENT. Except as expressly set forth herein, NeoTherapeutics acknowledges and agrees that BMS is licensing the Licensed Technology to NeoTherapeutics strictly on an "AS IS, WHERE IS" basis and that NeoTherapeutics shall have no claims or causes of action of any kind against BMS with respect thereto.

       8. PATENTS; IMPROVEMENTS.

              8.1 Patent Filing, Maintenance and Prosecution. NeoTherapeutics shall have the right, in its sole discretion and at its sole cost and expense, to determine whether to prosecute or maintain any Patents regarding the Licensed Technology or the Products. "Patents" shall mean any and all patents and patent applications throughout the Territory, and any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues or extensions thereof, which may be prosecuted or maintained by NeoTherapeutics or jointly by BMS and NeoTherapeutics, as the case may be, relating to the Licensed Technology or Products, and cover any Improvements. With regard to any Patent issued jointly to the Parties, NeoTherapeutics shall have the exclusive right to license all of BMS's rights to such jointly owned Patent.

              8.2 Information; Consultation; Cooperation.

                     (a) With respect to the filing, prosecution and maintenance of any Patent pursuant to Section 8.1(a), the filing Party shall keep the other Party informed of its decisions and actions in this regard by providing a report thereof to such other Party. Further, in connection with any such filing, prosecution or maintenance by either Party, such Party shall consult with the other Party and in good faith consider and give due respect to such other Party's position with respect


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thereto. In the event that the sole owning or controlling Party elects not to file for patent protection or prosecute or maintain any Patent pursuant to
Section 8.1(a) and the other Party elects to do so, such owning or controlling Party shall cooperate with the other Party in such filing, prosecution or maintenance.

                     (b) In addition, with respect to the filing, prosecution and maintenance of any Patent pursuant to Section 8.1(a) that covers an Improvement by a Party that does not solely own such Improvement, the filing Party shall cooperate with the other Party in determining strategies for such filing, prosecution and maintenance, and the filing Party shall make its patent counsel available for consultation with patent counsel for the other Party for this purpose.

              8.3 Improvements. Improvements that are made by an employee or agent of NeoTherapeutics, solely or jointly other than with an employee or agent of BMS, shall be owned by NeoTherapeutics. Improvements that are made jointly by employees or agents of NeoTherapeutics and BMS shall be jointly owned by NeoTherapeutics and BMS and treated as joint inventions under U.S. laws applicable to joint inventions. As to BMS, Improvements that are made jointly by employees or agents of NeoTherapeutics and any Third Party shall be owned by NeoTherapeutics. Except as otherwise set forth in this Agreement, each of BMS and NeoTherapeutics shall retain its unrestricted rights to make, have made, use, sell and have sold all Improvements that are owned by it solely, jointly with the other Party or jointly by NeoTherapeutics and a Third Party.

       9. PATENT ENFORCEMENT; INFRINGEMENT.

              9.1 Patent Enforcement. As soon as it shall have knowledge thereof, each Party shall promptly advise the other Party of any infringement of the Patents in the Territory by a Third Party. With respect to any Patent that is licensed to NeoTherapeutics under this Agreement or any Patent claiming or covering an Improvement (regardless of the ownership of such Patent), NeoTherapeutics shall have the first right, but not the duty, to institute infringement actions against Third Parties. If the Party having the first right to institute an infringement proceeding against an offending Third Party does not do so within 90 days after receipt of notice from the other Party, such other Party shall have the right, but not the duty, to institute such an action. The costs and expenses of any such action (including reasonable fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action.

              9.2 Infringement Action by Third Parties. As soon as it shall have knowledge thereof, each Party shall promptly advise the other Party of any infringement action instituted by a Third Party with respect to any Product or of any grounds for any such action, regardless of whether such action has been instituted. In the event of the institution of any suit by a Third Party against NeoTherapeutics for patent infringement involving the manufacture, sale, distribution or marketing of any Product in the Territory, NeoTherapeutics shall have the right to defend such suit at its own expense, and BMS hereby agrees to assist and cooperate with NeoTherapeutics, at its own expense, to the extent necessary in the defense of such suit. For so long as BMS shall continue to provide such assistance and cooperation at its expense, NeoTherapeutics shall not enter into any settlement arrangement or other amicable arrangement without the prior written consent of BMS. During the pendency of such action, NeoTherapeutics shall continue to make all payments due under this Agreement. If, as a result of any judgment, award, decree or settlement resulting from an action instituted by a Third Party, NeoTherapeutics is required to pay damages and/or a royalty to such Third Party, NeoTherapeutics shall be solely responsible for the payment of such damages and/or such royalties for such Products to such Third Party and shall continue to pay royalties pursuant to this Agreement in the country which is the subject of such action. Any payment made to a Third Party pursuant to this Section shall not be deemed to be Third Party Royalties.

       10. INDEMNIFICATION.

              10.1 By NeoTherapeutics. NeoTherapeutics, including any successor to NeoTherapeutics, shall, and shall obligate its Affiliates or its sublicensees, if any, to, indemnify and hold BMS and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any and all liability, damage to or loss of property or injury to or death of any person or persons, costs and expenses (including reasonable attorney's fees) resulting from claims arising out of:

                     (a) negligence, recklessness or wrongful intentional acts or omissions of NeoTherapeutics, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents, in connection with the use or development of any Licensed Technology or Patents claiming or covering Improvements; or

                     (b) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of the manufacture, use, distribution or sale of any Product or services by NeoTherapeutics, its Affiliates or its sublicensees, if any, due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, NeoTherapeutics, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents.

              10.2 By BMS.

                     (a) BMS shall, and shall obligate its Affiliates to, indemnify, defend, and hold NeoTherapeutics, its Affiliates, and their respective directors, officers, employees and agents harmless from and against any and all liability, damage to or loss of property or injury to or death of any person or persons, costs and expenses (including reasonable attorney's fees) resulting from claims arising out of gross negligence, recklessness or wrongful intentional acts or omissions of BMS, its Affiliates or its sublicensees, if any, and their respective directors, officers, employees and agents, in connection with the use or development of any Licensed Technology or Patents claiming or covering Improvements.

                     (b) In the event that BMS makes, has made, uses, sells or has sold any Product pursuant to Section 12.5(c), BMS shall, and shall obligate its sublicensees, if any, to, indemnify NeoTherapeutics and its Affiliates, and their respective directors, officers, employees and agents with respect thereto to the same extent as the indemnification required to be provided by NeoTherapeutics in Section 10.1.

              10.3 Notice. In the event that either Party is seeking indemnification under Section 10.1 or Section 10.2, such Party shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the indemnified Party), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

              10.4 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses of enforcing this Section 10 shall also be reimbursed by the indemnifying Party.

              10.5 Insurance.

                     (a) In furtherance and not in limitation of any indemnity obligations of NeoTherapeutics under this Agreement: (i) commencing on the Effective Date and thereafter for the period of time required hereinbelow, each of NeoTherapeutics and its sublicensees shall obtain and maintain on an on-going basis their own insurance policies for comprehensive general liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 annual aggregate combined single limit for bodily injury and property damage liability; and (ii) commencing not later than 30 days prior to the first use in humans of the first potential Product and thereafter for the period of time required hereinbelow, each of NeoTherapeutics and its sublicensees shall obtain and maintain on an on-going basis their own insurance policies for products liability insurance (including contractual liability coverage of such party's indemnification obligations under this Agreement and any sublicense agreements) in the amount of at least $25,000,000 per occurrence and annual aggregate combined single limit for bodily injury and property damage liability. All of such insurance coverage shall be maintained with a insurance company or companies having an A. M. Best rating of "A-" or better and an aggregate deductible not to exceed $100,000 per occurrence.

                     (b) Not later than the Effective Date with respect to the comprehensive general liability coverage, and not later than 30 days prior to the first use in humans of the first potential Product with respect to the products liability coverage, each of NeoTherapeutics and its sublicensees shall provide to BMS a certificate(s) evidencing all such required coverage hereunder. Thereafter each of NeoTherapeutics and its sublicensees shall maintain such insurance coverage without interruption during the term of this Agreement and for a period of at least 10 years after the expiration or termination of the term and shall provide certificates evidencing such insurance coverage without interruption on an annual basis (by no later than the annual renewal date for such coverage) during the period of time for which such coverage must be maintained.

                     (c) Each of NeoTherapeutics's and its sublicensees' insurance shall name BMS as an additional insured, shall state that such insurance is primary to any valid and collectible insurance available to BMS that also insures the same loss for which NeoTherapeutics and/or its sublicensees has liability pursuant to this Agreement and/or the sublicense agreements (including, without limitation, under applicable indemnification provisions in such agreements), shall contain a cross-liability or severability of interest clause, and shall state that BMS shall be provided at least 60 days' prior written notice of any cancellation or material change in the insurance policy. Each of NeoTherapeutics and its sublicensees shall promptly provide BMS with a copy of all communications passing between such inured party and the carrier(s) providing the coverage required under this Section 10.5. The failure of NeoTherapeutics's or any of its sublicensees to comply with the provisions of this Section 10.5 shall be deemed to be a material breach of this Agreement.

       11. CONFIDENTIALITY.

              11.1 Confidentiality; Exceptions. Except to the extent expressly authorized by or required for the performance of this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five years thereafter the receiving Party, its Affiliates and its sublicensees (collectively, the "receiving Party") shall keep, and shall ensure that its officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose inconsistent with this Agreement any information furnished to it by the disclosing Party, its Affiliates or its sublicensees that is marked as confidential or, if furnished orally, that the disclosing Party notifies the receiving Party is confidential within 30 days after such information is furnished, or any information developed pursuant to this Agreement (collectively, "Confidential Information"). This
Section 11.1 shall not apply to information that the receiving Party can establish: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the receiving Party when disclosed by the disclosing Party, as evidenced by prior written records; or (iii) is disclosed to the receiving Party by a Third Party who reasonably was not known by the receiving Party to be in default of any confidentiality obligation to the disclosing Party.

              11.2 Exceptions.

                     (a) The restrictions contained in Section 11.2 shall not apply to Confidential Information that (i) is submitted by the receiving Party to governmental authorities to facilitate the issuance of marketing approvals for a Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the receiving Party to Third Parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, manufacturing development, manufacturing, external testing and marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a receiving Party is required to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

                     (b) Nothing in Section 11.2 shall prevent NeoTherapeutics:
(i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements and sharing information as to NeoTherapeutics's agreements with BMS, achievements made, and the status of the work being done, under this Agreement, so long as such statements or information do not jeopardize the ability to obtain patent protection on Improvements or disclose technical or scientific Confidential Information; or (ii) from issuing statements that NeoTherapeutics determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by NeoTherapeutics are traded); provided that, in the case of statements made to or information shared with the general public, to the extent practicable under the circumstances, NeoTherapeutics shall provide BMS with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford BMS a reasonable opportunity to review and comment upon the proposed text.

              11.3 Limitations on Use. Each Party shall use, and cause each of its Affiliates and its sublicensees to use, any Confidential Information obtained by it from the other Party, its Affiliates or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or the transactions contemplated hereby.

              11.4 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates and/or its sublicensees from any violation or threatened violation of this Section 11.

       12. TERM; TERMINATION.

              12.1 Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall terminate as follows:

                     (a) As to each Product in each country in the Territory, this Agreement shall terminate upon the expiration of the Royalty Term.

                     (b) This Agreement shall terminate in its entirety upon its termination in all countries in the Territory.

              12.2 Termination by NeoTherapeutics. NeoTherapeutics shall have the right to terminate this Agreement in its entirety at any time by giving written notice thereof to BMS, which shall be effective 30 days from the date such notice is given.

              12.3 Breach. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

              12.4 Failure to Maintain Insurance. This Agreement shall terminate automatically and without necessity of any action by either Party in the event that (i) NeoTherapeutics fails to maintain all insurance coverage that it is required to maintain under Section 10.5, or (ii) a sublicensee of NeoTherapeutics fails to maintain all insurance coverage that it is required to maintain under Section 4.2(b) and NeoTherapeutics does not, prior to the cancellation or non-renewal of such coverage, either (A) terminate such sublicense, or (B) obtain the requisite coverage on behalf and for the benefit of such sublicense, unless, in each event, such termination of this Agreement is waived in writing by BMS.

              12.5 Effect of Termination.

                     (a) Following the expiration of NeoTherapeutics's obligation to pay royalties with respect to any Product in any country in the Territory pursuant to Section 12.1(a), NeoTherapeutics shall have the royalty-free, non-exclusive, perpetual right and license to continue to use the Licensed Technology to make, have made, use, sell and have sold such Product in such country.

                     (b) Following the expiration of the term of this Agreement in its entirety pursuant to Section 12.1(b), NeoTherapeutics shall have the royalty-free, non-exclusive, perpetual right and license to continue to use the Licensed Technology to make, have made, use, sell and have sold the Product in all countries in the Territory.

                     (c) Upon the termination of this Agreement by BMS pursuant to Section 12.3, or automatically pursuant to Section 12.4, NeoTherapeutics shall promptly: (i) return to BMS all relevant records, materials or confidential information, including the Results, concerning the Patents, the Know-How and any Products in the possession or control of NeoTherapeutics or any of its Affiliates or sublicensees; and (ii) assign to BMS, or the designee of BMS, its registrations with governmental health authorities, licenses, and approvals of the Products in the Territory, at NeoTherapeutics's sole expense. Thereafter, NeoTherapeutics shall have no rights whatsoever to use the Licensed Technology for any purpose.

              12.6 Termination of Sublicenses. Except as otherwise expressly provided in this Agreement, upon any termination of this Agreement, all sublicenses granted by NeoTherapeutics under this Agreement shall terminate simultaneously. Upon any termination of this Agreement for any reason, except a termination by BMS due to a breach of this Agreement by NeoTherapeutics where such breach has been contributed to by any act or omission by a sublicensee, any sublicensee (except such a contributing sublicensee) may assume all of NeoTherapeutics's obligations under this Agreement (including, without limitation all past amounts due and breaches requiring cure) and, upon such assumption, such sublicensee's rights under this Agreement shall be limited to the territory and field of such sublicensee's sublicense grant from NeoTherapeutics. If such sublicensee desires to assume such obligations of NeoTherapeutics, such sublicensee must execute and deliver a copy of this Agreement (reflecting any limit on sublicensee's territory and field) to BMS within 30 days of receiving notice of such termination from BMS.

              12.7 Accrued Rights, Surviving Obligations.

                     (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

                     (b) Termination of this Agreement shall not terminate NeoTherapeutics's obligation to make all payments which have accrued through the date of such termination. All of the Parties' rights and obligations under Sections 2.4, 3.3, 6, 7.2, 8.4, 9, 10, 11, 12.5, 12.6, 12.7, 14.14 and 14.15
shall survive termination.

       13. FORCE MAJEURE.

              13.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure shall be defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event NeoTherapeutics or BMS, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. However, the Party giving such notice shall use all reasonable efforts to remedy such inability as soon as reasonably possible or seek an alternative arrangement during the period of such inability.

       14. MISCELLANEOUS.

              14.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

              14.2 Assignment. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that both NeoTherapeutics and BMS may otherwise assign their respective rights and transfer their respective duties hereunder to any assignee of all or substantially all of their respective businesses or in the event of their respective merger or consolidation or similar transaction. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. Any assignment not in accordance with this Section 14.2 shall be void.

              14.3 Binding Effect. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

              14.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

              14.5 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear all costs and expenses associated with the performance of such Party's obligations under this Agreement.

              14.6 Inconsistency. If there is any inconsistency between the provisions of this Agreement and any other document passing between the Parties, the provisions of this Agreement shall control and be determinative.

              14.7 Notice. Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by registered or certified mail (return receipt requested), facsimile transmission (receipt verified), express courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

                   (a)    In the case of BMS, to:

                          Bristol-Myers Squibb Company
                          P.O. Box 4000
                          Route 206 & Province Line Road
                          Princeton, New Jersey 08543-4000
                          Attention: Vice President & Senior Counsel,
                                     Pharmaceutical Research Institute
                                     and Worldwide Strategic Business
                                     Development

                          Facsimile No.: (609) 252-4232


                   (b)    In the case of NeoTherapeutics, to:

                          NeoTherapeutics Inc.
                          157 Technology Drive
                          Irvine, California 92618
                          Attention: President

                          Facsimile No.: (949) 788-6706

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by mail, facsimile transmission, express courier service, or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

              14.8 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

              14.9 Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof prior to the Effective Date. Thereafter, neither Party shall make any such public announcement without the prior written consent of the other, which shall not be unreasonably withheld. In the event of a required public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Following approval of a proposed text, such text may be used in subsequent public announcements without further approval, to the extent it remains accurate, complete and not misleading.

              14.10 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

              14.11 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to: (i) import, export, reexport, store, sell, distribute or otherwise transfer any Product sold under this Agreement without compliance with applicable laws; or (ii) make any claims with respect to any Product, in promotional materials or otherwise, in any country that is inconsistent with applicable laws.

              14.12 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In such event, the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

              14.13 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

              14.14 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to any choice of law principles.

              14.15 Arbitration.

                     (a) Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and then current commercial arbitration rules of the American Arbitration Association. Such arbitration shall be conducted by three arbitrators appointed according to said rules. The Parties shall instruct such arbitrators to render a determination of any such dispute within 90 days after their appointment. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

                     (b) Section 14.15(a) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

              14.16 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

              14.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original document, and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

              14.18 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.


                                      * * *

              IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                   BRISTOL-MYERS SQUIBB COMPANY

                                   By:     /s/ Steven E. Brenner
                                      ------------------------------------------

                                   Name:   Steven E. Brenner, M.D.
                                        ----------------------------------------

                                   Title:  Vice President, Licensing
                                         ---------------------------------------


                                   NEOTHERAPEUTICS INC.

                                   By:     /s/ Rajesh Shrotriya
                                      ------------------------------------------

                                   Name:   Rajesh C. Shrotriya, M.D.
                                        ----------------------------------------

                                   Title:  President and Chief Operating Officer
                                         ---------------------------------------

                                    EXHIBIT A

                               LICENSED TECHNOLOGY

The following U.S. patents relating to elsamitrucin (elsamicin, BMY 28090):

               U.S. PATENT NUMBER                                           DESCRIPTION
               ------------------                                           -----------
                   5,508,268                       covers parenteral solution formulations of BMY-28090 (elsamicin)
                   4,518,589                       covers the compound BMY-28090 (elsamicin)